Exhibit 4.7
SIXTH SUPPLEMENTAL INDENTURE
THIS SIXTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 12, 2025, among Vital Energy, Inc., a corporation duly organized and existing under the laws of the State of Delaware and formerly named Laredo Petroleum, Inc. (the “Company”), Vital Midstream Services, LLC, as guarantor, and the U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company and Wells Fargo Bank, National Association (“Wells Fargo”) executed and delivered that certain indenture, dated as of March 18, 2015 (the “Base Indenture”);
WHEREAS, the Company executed and delivered that certain Fifth Supplemental Indenture, dated as of September 25, 2023, by and among the Company, the guarantors party thereto, U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), and Computershare Trust Company, National Association, as successor trustee to Wells Fargo (the “Fifth Supplemental Indenture” and together with the Base Indenture and other amendments and supplements executed from time to time, the “Indenture”) providing for the issuance of 9.750% Senior Notes due 2030 (the “Notes”);
WHEREAS, the Company desires to amend and supplement the Indenture as contemplated by Articles 1 and 2 of this Supplemental Indenture;
WHEREAS, the Company entered in the Agreement and Plan of Merger, dated as of August 24, 2025, by and among Crescent Energy Company (“Crescent”), the Company, Venus Merger Sub I Inc., and Venus Merger Sub II LLC, pursuant to which Crescent will acquire the Company in an all equity transaction;
WHEREAS, Crescent Energy Finance LLC, a Delaware limited liability company (“CE Finance”) and subsidiary of Crescent, has solicited consents from the Holders of Notes to certain proposed amendments to the Indenture as set forth in Article 1 and Article 2 of this Supplemental Indenture, upon the terms and subject to the conditions set forth in the Offering Memorandum and Consent Solicitation Statement, dated as of December 1, 2025 (as it may be amended or supplemented from time to time, the “Statement”);
WHEREAS, pursuant to Section 8.02 of the Fifth Supplemental Indenture, subject to certain exceptions, the Company and the Trustee may, in certain circumstances, amend or supplement the Indenture as it relates to the Notes (including the Fifth Supplemental Indenture) or the Notes with the consent of the Holders of a majority of the aggregate principal amount of the then outstanding Notes;
WHEREAS, (i) pursuant to the Statement, CE Finance has received the consent of the Holders of a majority of the aggregate principal amount of the outstanding Notes to the amendments to the Indenture set forth in Articles 1 and 2 of this Supplemental Indenture as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture and (ii) the Company has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Officers’ Certificate and Opinion of Counsel as contemplated by Sections 8.02, 8.06, 11.02, and 11.03 of the Fifth Supplemental Indenture and a resolution of its Board of Directors authorizing the execution of this Supplemental Indenture as contemplated by Section 8.02(b) of the Fifth Supplemental Indenture; and
WHEREAS, pursuant to Section 8.06 of the Fifth Supplemental Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture, and the Company has requested that the Trustee execute and deliver this Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
ARTICLE 1
AMENDMENTS TO ARTICLE 1, DEFINITIONS AND INCORPORATION BY REFERENCE
SECTION 1.01. For purposes of this Supplemental Indenture, the terms defined in the recitals shall have the meanings therein specified; any capitalized terms used and not defined herein shall have the same respective meanings as assigned to them in the Indenture; and references to Articles or Sections shall, unless the context indicates otherwise, be references to Articles or Sections of the Indenture.
SECTION 1.02. Any definitions used exclusively in the provisions of the Indenture or the Notes that are deleted pursuant to the amendments to the Indenture as set forth in this Supplemental Indenture, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture and the Notes, and all textual references in the Indenture and the Notes exclusively relating to paragraphs, Sections, Articles or other terms or provisions of the Indenture that have been otherwise deleted pursuant to this Supplemental Indenture are hereby deleted in their entirety. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
SECTION 1.03. Notwithstanding an earlier effectiveness date, the provisions of this Supplemental Indenture shall not become operative until the Settlement Date (and in no event prior to the satisfaction of the Vital Acquisition Condition) (as each term is defined in the Statement) (the “Supplemental Indenture Date”). The Company will provide written notice (which may be by e-mail) to the Trustee upon the occurrence of the Supplemental Indenture Date.

ARTICLE 2
AMENDMENTS TO THE INDENTURE AND THE NOTES
SECTION 2.01. The Indenture and the Notes are hereby amended by deleting each of the following sections of the Fifth Supplemental Indenture and all references thereto in the Fifth Supplemental Indenture in their entirety:
(a)Section 4.03 (“Reports”);
(b)Section 4.05 (“Taxes”);
(c)Section 4.07 (“Incurrence of Indebtedness and Issuance of Disqualified Stock”);
(d)Section 4.08 (“Restricted Payments”);
(e)Section 4.09 (“Transactions with Affiliates”);
(f)Section 4.10 (“Liens”);
(g)Section 4.11 (“Asset Sales”);
(h)Section 4.12 (“Issuances of Guarantees by Restricted Subsidiaries”);
(i)Section 4.13 (“Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”);
(j)Section 4.14 (“Unrestricted Subsidiaries”);
(k)Section 4.15 (“Payments for Consent”);
(l)Section 4.16 (“Offer to Repurchase upon a Change of Control”);
(m)Section 4.17 (“Corporate Existence”);
(n)Section 4.18 (“Covenant Termination”);
(o)Section 5.01 (“Consolidation, Merger and Sale of Assets”), Paragraphs (a)(3), (a)(4) and (a)(6);
(p)Section 6.01 (“Events of Default”), Paragraphs (4) – (7); and
(q)Section 7.04 (“Conditions to Legal Defeasance or Covenant Defeasance”), Paragraphs (b) – (e).
SECTION 2.02. Section 3.03 (“Notice of Redemption”) of the Fifth Supplemental Indenture is hereby amended to reduce the notice period set forth in such provision in connection with a redemption of the Notes from at least 10 days but not more than 60 days before a redemption date to at least 5 days but not more than 60 days before a redemption date.
SECTION 2.03. Any and all additional provisions of the Indenture and the Notes are hereby deemed to be amended to reflect the intentions of the amendments to the Indenture set forth in this Supplemental Indenture.
ARTICLE 3
EFFECTIVENESS
SECTION 3.01. Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the Supplemental Indenture Date, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Supplemental Indenture and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
ARTICLE 4
MISCELLANEOUS
SECTION 4.01. The amendments to the Indenture set forth in this Supplemental Indenture shall also apply to the Notes.
SECTION 4.02. The terms and conditions of this Supplemental Indenture shall be deemed to be incorporated in and made a part of the terms and conditions of the Indenture for any and all purposes, and all the terms and conditions of both shall be read, taken and construed together as though they constitute one and the same instrument, except that in the case of conflict, the provisions of this Supplemental Indenture will control.
SECTION 4.03. All covenants and agreements in this Supplemental Indenture by the Company or the Trustee shall bind their respective successors and assigns, whether so expressed or not.
SECTION 4.04. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
SECTION 4.05. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture.
SECTION 4.06. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

SECTION 4.07. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
SECTION 4.08. The Section headings herein are for convenience only and shall not affect the construction hereof.
SECTION 4.09. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

VITAL ENERGY, INC.

By: /s/ Bryan J. Lemmerman
Name: Bryan J. Lemmerman
Title: Executive Vice President and Chief Financial Officer

VITAL MIDSTREAM SERVICES, LLC

By: /s/ Bryan J. Lemmerman
Name: Bryan J. Lemmerman
Title: Executive Vice President and Chief Financial Officer
[Signature Page to Sixth Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION As Trustee

By:	/s/ Michael K. Herberger
Name: Michael K. Herberger
Title: Vice President
[Signature Page to Sixth Supplemental Indenture]